Exhibit 10.7

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of March 2, 2004, by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and SAFLINK CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated March 14, 2003 (the “Original Lease”, which Original Lease has been previously amended by instruments dated April 22, 2003 and January 15, 2004 (the “First Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 9,569 rentable square feet (the “Premises”) described as Suite No. 2100 on the 21st floor of the building commonly known as Rainier Plaza, located at 777 108th Avenue NE, Bellevue, Washington (the “Building”).

B.	Tenant has requested that additional space containing approximately 5,781 rentable square feet described as Suite No. 2150 on the 21st floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date.

1.01.	Effective as of August 1, 2004 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 9,569 rentable square feet on the 21st floor(s) to 15,350 rentable square feet on the 21st floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

1.02.	The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
8/1/04 through 3/31/05	$22.75	$10,959.81
4/1/05 through 5/31/06	$23.00	$11,080.25

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.	Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Expansion Space is 1.3406%.

5.	Expenses and Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2004.

6.	Improvements to Expansion Space.

6.01.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

6.02.	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

7.	Early Access to Expansion Space. If Tenant is permitted to take possession of the Expansion Space before the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Expansion Space to Landlord for each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Expansion Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01	Parking. In addition to Tenant’s right to lease a maximum of 17 Spaces in the Garage as set forth in Section II of Exhibit E to the Original Lease, Tenant shall have the right to lease an additional 10 Spaces in the Garage during the remainder of the Term at the rate of $75.00 per Space, per month, plus applicable taxes thereon. All other terms of Section II of Exhibit E to the Original Lease shall be applicable to the 10 additional Spaces described herein.

8.02.	Landlord’s Notice Address. Landlord and Tenant acknowledge that Landlord’s Notice Address, as set forth in Section II.A of the First Amendment contained a typographical error. Landlord’s correct Notice Address is:

EOP-Northwest Properties, L.L.C. c/o Equity Office Management, L.L.C. 701 5th Avenue NE Suite 4000 Seattle, Washington 98104 Attn: Property Manager	With a copy to: Equity Office One Market, Spear Tower, Suite 600 San Francisco, California 94105, Attn: Seattle Regional Counsel

9.	Miscellaneous.

9.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

9.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Shawn Lorentzen of The Staubach Company (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Tenant’s Broker claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Donald Matt of Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

9.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

SIGNATURES ARE ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ SUSAN J. MURPHY
Susan J. Murphy Vice President – Leasing Seattle Region

TENANT:

SAFLINK CORPORATION, a Delaware corporation

By:	/s/ JON ENGMAN

Name:	Jon Engman

Title:	CFO

THIS PAGE IS REQUIRED IF PROPERTY IS IN WASHINGTON STATE

LANDLORD ACKNOWLEDGMENTS

STATE OF     Washington         )

COUNTY OF   King                      ) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that SUSAN J. MURPHY, personally known to me to be the Vice President-Leasing, Seattle Region, of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this day of                     , 2004.

Notary Public
My Commission Expires:

TENANT ACKNOWLEDGMENTS

STATE OF                                 )

COUNTY OF                             ) ss:

On this the          day of                     , 2004, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared                                      known to me to be                                      President of SAFLINK CORPORATION, a Delaware corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and SAFLINK CORPORATION, a Delaware corporation (“Tenant”) for space in the Building located at 777 108th Avenue NE, Bellevue, Washington and commonly known as Rainier Plaza.

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the attached Amendment.

1. Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Expansion Space in accordance with the following work list (the “Worklist”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Worklist are hereinafter referred to as the “Landlord Work”. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord work shall begin when tenant gives notice to landlord to start work (i.e. order carpet and install carpet) but not later than August 1, 2004.

WORK LIST

ITEM	QUANTITY
A. Install new carpet.	All floors located within the Expansion Space except those areas where tile flooring is already in place.

2.	All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent.

3.	Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.